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                       PERCEPTRON, INC. AND SUBSIDIARIES
          EXHIBIT 11, STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS




                                                                                   Earnings Per Share
                                                                                 Year Ended December 31,
                                                                          -------------------------------------
                                                                             1996          1995         1994
                                                                          ----------  -------------  ----------
                                                                                      (as restated)

A.   Net Income                                                           $7,894,000     $8,409,000  $5,839,000
                                                                          ----------  -------------  ----------
     Weighted average number of common shares outstanding                  6,964,278      6,554,445   6,129,972

     Effect of the issuance of stock options and warrants and assumed exercise of stock options and warrants at prices which are lower than the average market price of the common shares
        during the period, using the treasury stock method                   672,018        703,339     774,655

     Effect of convertible shares held by a minority shareholder of a foreign subsidiary, which were converted into
        common stock on June 23, 1994                                            ---            ---      93,753

                                                                           ---------      ---------   ---------
B.   Weighted average number of common shares and common
        equivalent shares for primary earnings per share                   7,636,296      7,257,784   6,998,380
                                                                           ---------      ---------   ---------

     Weighted average number of common shares outstanding                  6,964,278      6,554,445   6,129,972

     Effect of the issuance of stock options and warrants and assumed exercised of stock options and warrants at prices which are lower than the market price of the common shares at the
        end of the period, using the treasury stock method                   740,229        871,833     946,413

     Effect of convertible shares held by a minority shareholder of a foreign subsidiary, which were converted into
        common stock on June 23, 1994                                            ---            ---      93,753

                                                                           ---------      ---------   ---------
C.   Weighted average number of common shares and common
        equivalent shares for fully diluted earnings per share             7,704,507      7,426,278   7,170,138
                                                                           ---------      ---------   ---------

Primary earnings per share (A/B)                                               $1.03          $1.16        $.83
                                                                           =========      =========   =========

Fully diluted earnings per share (A/C)                                         $1.02          $1.13        $.81
                                                                           =========      =========   =========

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